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           Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the use and incorporation by reference of our reports dated September 20, 2010 on the financial statements of the Columbia Large Core Quantitative Fund of the RiverSource Large Cap Series, Inc. included in the Annual Report for the period ended July 31, 2010, as filed with the Securities and Exchange Commission in Post-Effective Amendment No. 87 to the Registration Statement (Form N-1A, No. 2-38355) of the RiverSource Large Cap Series, Inc.



/s/Ernst & Young LLP

Minneapolis, Minnesota
September 23, 2010